UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 25, 2017

CITIZENS HOLDING COMPANY

(Exact name of registrant as specified in its charter)

Mississippi	001-15375	64-0666512
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

521 Main Street, Philadelphia, Mississippi		39350
(Address of principal executive offices)		(Zip Code)

(601) 656-4692

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.07.	Submission of Matters to a Vote of Security Holders.

The Corporation held its Annual Meeting of Shareholders on April 26, 2017. There were 3,900,218 shares, or 79.81%, of the Corporation’s issued and outstanding shares of common stock represented either in person or by proxy at the Annual Meeting. The Corporation solicited proxies pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, and there were no solicitations in opposition to management’s solicitations.

The shareholders considered and voted upon thirteen proposals at the Annual Meeting. The proposals were described in the Corporation’s Proxy Statement.

The first proposal was to set the number of directors to serve on the Board of Directors at ten members. The shareholders of the Corporation adopted this proposal by a vote of 3,838,829 shares for the proposal, 7,602 shares against the proposal, 36,516 abstentions and 17,271 broker non-votes.

The second proposal concerned the election of four Class III directors to a three-year term expiring in 2020. The votes for each nominee were:

	Votes For	Votes Withheld	Broker Non-vote
Craig Dungan, MD	3,813,610	69,338	17,270
Daniel Adam Mars	3,798,482	84,466	17,270
David P. Webb	3,806,738	76,210	17,270
Amzie T. Williams	3,813,610	69,338	17,270

The third proposal was to conduct an advisory (non-binding) vote on the compensation paid to our executive officers. The shareholders approved the executive officer compensation by a vote of 3,818,895 shares for the proposal, 44,197 against the proposal and with 19,855 abstentions and 17,271 broker non-votes.

The fourth proposal was to amend the Corporation’s Articles of Incorporation to authorize five million shares of preferred stock, with rights and preferences as may be determined from time to time by the Board of Directors. The shareholders approved this proposal by a vote of 3,689,889 shares for the proposal, 167,036 shares against the proposal, and with 26,022 abstentions and 17,271 broker non-votes.

The fifth proposal was to delete the special shareholder voting requirement for approval of certain takeover transactions set forth in the Corporation’s Articles of Incorporation. This proposal required an affirmative vote of 80% of the Corporation’s outstanding shares of stock entitled to vote at the meeting, and the proposal did not receive the 80% vote needed for approval. The Corporation received a vote of 3,732,195 shares for the proposal, 136,787 shares against and with 13,965 abstentions and 17,271 broker non-votes.

The sixth proposal was to amend the Corporation’s Articles of Incorporation and Bylaws authorize the Board of Directors to establish the size of the Board within a range specified by the Articles of Incorporation. The shareholders approved this proposal by a vote of 3,773,459 shares for the proposal, 94,053 shares against the proposal and with 15,434 abstentions and 17,272 broker non-votes.

The seventh proposal was to amend the Corporation’s Articles of Incorporation and Bylaws to authorize the Board of Directors to fill any vacancies occurring on the Board. This proposal was approved by a vote of 3,835,119 shares for the proposal, 64,187 shares against the proposal with 912 abstentions and no broker non-votes.

The eighth proposal was to delete the affirmative selection regarding the Mississippi Control Shares Act in the Corporation’s Articles of Incorporation. This proposal was approved by a vote of 3,754,293 shares for the proposal, 97,361 shares against the proposal and with 31,293 abstentions and 17,271 broker non-votes.

The ninth proposal was to add an exclusive forum provision in the Corporation’s Articles of Incorporation and Bylaws. This proposal was approved by a vote of 3,713,372 shares for the proposal, 141,487 against the proposal and with 28,088 abstentions and 17,271 broker non-votes.

The tenth proposal was to delete cumulative voting and provide for election of directors by majority voting in the Corporation’s Articles of Incorporation and Bylaws. This proposal was approved by 3,711,912 shares for the proposal, 154,594 against the proposal and with 16,441 abstentions and 17,271 broker non-votes.

The eleventh proposal was to provide for non-substantive revisions to the Corporation’s Articles of Incorporation and Bylaws consistent with current corporate laws. This proposal was approved by a vote of 3,841,758 shares for the proposal, 23,451 against the proposal and with 17,738 abstentions and 17,271 broker non-votes.

The twelfth proposal was to ratify the approval by our Board of Directors of our independent registered public accounting firm for the 2017 fiscal year. This proposal was approved by a vote of 3,862,629 shares for the proposal, 3,878 shares against the proposal and with 16,441 abstentions and 17,270 broker non-votes.

Finally, the shareholders considered a proposal to determine, in an advisory (non-binding) vote, whether a shareholder vote to approve the compensation of our named executive officers should occur every 1, 2 or 3 years. The shareholders voted to hold this vote every year by a margin of 3,460,303 for every year, 45,589 for every two years and 322,783 for every three years. There were 54,263 abstentions and 17,280 broker non-votes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CITIZENS HOLDING COMPANY

Date: April 26, 2017	By:	/s/ Robert T. Smith
Robert T. Smith
Treasurer and Chief Financial Officer,
(Principal Financial and Accounting Officer)